EXHIBIT 14.4

Onstream Media Corporation

Compensation Committee Charter

INTRODUCTION AND PURPOSE

The primary function of the Compensation Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its oversight responsibilities by managing executive and director compensation practices as well as reviewing and approving the related public disclosures for such practices.

COMPOSITION

The Committee shall be comprised of a minimum of two independent directors as appointed by the Board, who shall meet the independence requirements under any rules or regulations of the Securities and Exchange Commission and/or the primary market where the Company’s common shares are traded, as in effect from time to time, and shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. Members of the Committee will be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from the Company and/or its management. The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Unless a Chair is elected by the Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

MEETINGS

The Committee will have at least two meetings each fiscal year. In addition, the Committee will meet at other times if deemed necessary to completely discharge its duties and responsibilities as outlined in this charter.

RESPONSIBILITIES

The responsibilities of the Committee shall include:

1.                   Reviewing this Charter on an annual basis and updating it as conditions dictate.

2.                   Reviewing and approving goals and objectives relevant to compensation and benefits for the officers of the Company.

3.                   Evaluating the performance of each Company officer, including the Chief Executive Officer, in light of those goals and objectives review and approving all elements of each officer's compensation, including but not limited to (i) base salary, (ii)  incentive compensation opportunity, whether in the form of cash or equity, (iii) long-term incentive compensation opportunity, whether in the form of cash or equity, (iv) special compensation and/or benefits, and (v) employment agreements, severance agreements, and change in control agreements, if appropriate.

4.                   Reviewing the compensation systems in place for officers to make sure that they are appropriate in light of the Company's objectives and performance and the compensation provided by comparable companies.

5.                   Administering the Company’s equity compensation plans and recommending changes thereto.

6.                   Reviewing the proposed compensation related disclosures in the Company's proxy statement and other public filings.

7.                   Reporting Committee actions to the Board, with such recommendations as the Committee deems appropriate.

In addition to the above responsibilities, the Committee will undertake such other duties as the Board delegates to it. The Committee may hire counsel and other experts, including compensation consultants, as the Committee, in its sole discretion, deems appropriate.

REPORTING REQUIREMENTS

The Chair will update the Board regarding the significant items of discussion at each Committee meeting. Additional reports on matters of special interest will be submitted by the Committee to the Board as appropriate. In addition to Committee communication with the Board, the following information will be reported to the Company’s shareholders in the annual proxy statement and/or Form 10-K: (a) confirmation that the Company has a formal, documented compensation committee charter; and (b) the full text of the compensation committee charter at least once every three years and after any significant modification is approved by the Board.